Exhibit 10.3

EMPLOYEE CONFIDENTIALITY/PROPRIETARY INFORMATION AND NONCOMPETITION AGREEMENT

In consideration of and as a condition of the granting of employment to Joseph Vanderstelt ("Employee") with Craft Brew Alliance, Inc. ("Company"), Employee agrees as follows:

1.             Covenant Not to Compete.  At all times during Employee's employment and for a period of six (6) months from the date of Employee's voluntary termination of employment or termination of employment by Company for cause (as defined in Employee's CBA Executive Officer Employment Agreement dated April 27, 2015), Employee will not:

a.            Directly or indirectly engage either individually or in any capacity for any other person or entity in the manufacture, distribution, or sale of beer or malt beverages or in any other business that competes in any way with the business of Company anywhere in the United States;

b.            Directly or indirectly solicit, divert, or accept orders for products or services that are substantially competitive with the products or services offered by Company from any customer of Company; or

c.            Directly or indirectly induce or attempt to induce any supplier of Company to cease doing business with Company or to do business with any other person or entity engaged in any business that competes in any way with the business of Company;

provided, however, that the restrictions set forth in this paragraph shall not prevent Employee from engaging in any of the above-listed activities (other than to divert orders for products or services directed to Company or to induce or attempt to induce any supplier of Company to cease doing business with Company) for any manufacturer of beer or malt beverage products that has an annual production of such products exceeding 1,000,000 barrels in the full calendar year (or its fiscal year if different) immediately preceding Employee's termination.

2.             Covenant Not To Hire Or Solicit Other Employees.  Subject to applicable state law requirements, Employee will not during Employee's employment and for a period of two (2) years after termination of Employee's employment employ in any business competitive with or otherwise similar to that of Company's any current employee of Company or any employee of Company whose employment with Company terminated within the previous thirty (30) days, nor will Employee otherwise solicit or induce or attempt to solicit or induce any current employee of Company to terminate his or her employment with Company for any reason.

3.             Confidentiality. Employee agrees, both during Employee's employment and after termination of Employee's employment, to protect and preserve as confidential and to not disclose to any person or entity or use any and all Confidential Information, as defined below, acquired during Employee's employment with Company. "Confidential Information" is defined as: financial information related to the operation of Company's business; all formulas, recipes, and procedures relating to the brewing of Company's beer, ales, and malt beverage products and all information related to such brewing; Company's unique marketing plans; and the preferences of Company's customers, but does not include information considered part of the public domain, information that Employee knew before receiving it from Company, or information that is required to be disclosed by judicial or administrative proceedings after Employee diligently tries to avoid each disclosure and notifies and affords Company the opportunity to obtain assurance that compelled disclosures will receive confidential treatment.

4.             No Violation of Other Obligations. Employee certifies that working for Company does not violate any contractual obligations Employee owes to any third party. Employee agrees to not disclose to Company or use during Employee's employment any trade secrets or other confidential information of any third party without that party's consent. Employee acknowledges that Company wishes Employee to abide strictly by the terms of valid and enforceable obligations Employee has to prior employers. Employee agrees to inform Employee's manager/supervisor whenever Employee believes a task Employee is to perform for Company could jeopardize Employee's ability to abide by those obligations.

5.             Indemnification of Defense Costs and Payment in Case of Injunction. If Employee is made a party or threatened to be made a party to any action, suit, or proceeding, initiated by Employee's prior employer, MILLERCOORS LLC, alleging that Employee has violated any contractual obligation that Employee owes to MILLERCOORS LLC, Company will indemnify Employee or will advance on Employee's behalf, as relevant, any legal fees and other reasonable costs of defense of such action, suit, or proceeding.  If Employee is enjoined from continuing to provide services to Company during the pendency of such action, suit, or proceeding, Company will pay Employee his monthly base salary, together with an amount equal to  premiums for the same or equivalent health benefits as were being provided to Employee at the time such injunction was initiated, for a period of time equal to the lesser of three (3) months or the duration of such injunction, payable monthly in arrears.

6.             Company Materials. All notes, files, data, disks, tapes, reference items, sketches, drawings, memoranda, records, and other materials in whatever form in any way relating to any of the information referred to in paragraph 3 above or otherwise to Company's business shall belong exclusively to Company. Employee agrees to immediately turn over to Company, without retaining any copies, all such materials in Employee's possession or under Employee's control at any time at the request of Company or, in any event, upon the termination of Employee's employment with Company for any reason.

7.             Work Made For Hire. All creative work, including but not limited to computer programs or models, templates, marketing plans, designs, graphics, techniques, processes, documentation, formulae, products, and technical information prepared or originated by Employee for Company at any time during Employee's employment with Company, constitutes work made for hire. All rights to this work, as well as enhancements and modifications to it, are owned by Company; and, in any event, Employee hereby assigns to Company all rights, title, and interest whether by way of copyright, trade secret, or otherwise, in all such work, whether or not subject to protection by copyright laws or other intellectual property laws. Employee shall take all actions reasonably requested by Company to vest ownership of such creative work in Company and to permit Company to obtain copyright, trademark, patent, or similar protection in its name.

8.             Accounting for Profits. If Employee violates any of the provisions of this Agreement, Company shall be entitled to an accounting and repayment of all profits, compensation, royalties, commissions, remunerations or benefits which Employee directly or indirectly shall have realized or may realize relating to, growing out of, or in connection with any such violation; provided, however, that for any violation of the noncompetition obligations set forth in paragraph 1 above, the remedy provided under this paragraph will  be limited to the six (6) month noncompetition period. The remedies set forth in this paragraph shall be in addition to and not in lieu of any injunctive relief or other rights or remedies to which Company is or may be entitled at law or in equity or otherwise under this Agreement.

9.             Injunctive Relief. Employee understands and agrees that Company shall suffer irreparable harm in the event that Employee breaches any the provisions of this Agreement and that monetary damages shall be inadequate to fully compensate Company for such breach. Accordingly, Employee agrees that, in the event of a breach or threatened breach by Employee of any of the provisions of this Agreement, Company, in addition to and not in lieu of any other rights, remedies or damages available to Company at law or in equity, shall be entitled to a temporary restraining order, preliminary injunction and permanent injunction in order to prevent or restrain any such breach or threatened breach by Employee, or by any or all of Employee's partners, co-venturers, employers, employees, servants, agents, representatives, and any and all persons directly or indirectly acting for, on behalf of or with Employee.

10.           Remedies in General. If Employee fails to abide by this Agreement or any provision of it, Company will be entitled to specific performance, including immediate issuance of a temporary restraining order or preliminary injunction enforcing this Agreement, and to judgment for damages caused by Employee's breach, and to any other remedies provided by applicable law. Subsequent employers shall have this covenant disclosed to them either by Employee or by Company at the discretion of Company. The provisions of this Agreement are in addition to and not in lieu of any rights or obligations of Company or Employee under any applicable statute, regulation, or common law.

11.          Attorney Fees. In the event this Agreement is placed in the hands of any attorney or in any action at law or in equity, administrative proceeding, or arbitration instituted to enforce or interpret the terms of this Agreement, including proceedings before any bankruptcy court of the United States, the prevailing party shall be entitled to recover from the other party reasonable attorney fees, costs, and necessary disbursements at trial and on any appeal there from, in addition to any other relief to which such party may be entitled.

12.          Severability. If any provision, or portion thereof, in this Agreement is invalid or legally unenforceable, it shall be enforced to the extent possible, and all other provisions hereof shall remain in full force and effect.

13.          Waiver. The waiver by either the Company or Employee of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by either party and shall in no way affect the enforcement of all the other provisions of this Agreement.

14.          Survival. The terms of this Agreement survive the termination of Employee's employment.

15.          Acknowledgment. Employee acknowledges that Employee entered into this Agreement after receiving a copy of it in a written offer of employment provided two weeks or more before Employee began employment.

Company:		Employee:
Craft Brew Alliance, Inc.

By:	/s/Andrew J. Thomas	/s/Joseph K. Vanderstelt
Name:	Andrew J. Thomas	Joseph Vanderstelt
Title:	Chief Executive Officer	Date:	April 27, 2015
Date:	April 27, 2015